Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Darkpulse, Inc.

We consent to the use in the Form S-1 Registration Statement under the Securities Act of 1933 of our report dated April 14, 2025, of the consolidated financial statements of Darkpulse, Inc. as of December 31, 2024 and 2023, for the years ended December 31, 2024 and 2023. The report for Darkpulse, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Boladale lawal

BOLADALE LAWAL & CO

Chartered Accountant

PCAOB No:6993

Lagos, Nigeria

July 21, 2025